Exhibit 99.2

The Crypto Company Issues Shareholder Letter Outlining Strategic Vision for 2026 and Beyond

MALIBU, CA / ACCESS Newswire / December 12, 2025 / The Crypto Company (OTCID:CRCW) (“TCC” and the “Company”), a public company focused on digital-asset infrastructure, Web3, and AI initiatives, announced the release of its 2025 Shareholder Letter outlining the Company’s strategic vision for 2026 and beyond.

In the letter, the Company reaffirms its commitment to building technologies and businesses that empower individuals to take control of their financial future. As stated by management, “We believe in the near future you will have the tools you need to be in complete control of your money. We believe you should be able to transact with whomever you want, whenever you want and how you want.”

The letter emphasizes the Company’s founding mission to serve as a bridge between the legacy financial system and the emerging crypto economy. “We launched The Crypto Company in 2017 and in that same year took it public because we believed we could serve as a bridge between the old economy and the new,” the letter states. “We pioneered a new model… to accept crypto as an investment for our public stock” and introduced what we believe to be one of the earliest actively managed digital asset treasuries among public companies.

Reflecting on the Company’s resilience, the leadership team wrote: “Every challenge strengthened our discipline; every setback sharpened our resolve. We’ve survived and matured through every crypto cycle, regulatory review and market upheaval—and we are still here.”

The shareholder communication highlights several key strategic pillars that will guide TCC’s direction:

Industry Catalysts & Market Opportunity: The global digital asset market has grown to approximately $4 trillion in 2025 and is expected by analysts to grow to over $7 Trillion by 2028.

Liquidity-Centered Investment Model: Management believes that “liquidity is the new valuable asset class” and outlines how TCC’s structure aims to flip the illiquidity of traditional venture capital into a strategic advantage through publicly traded alignment for founders, early shareholders and investors.

Acquisition and Operating Strategy: The letter highlights TCC’s three-part strategy:

1.	“Increase the revenues and profitability of our existing businesses;”
2.	“Build and acquire new businesses;”
3.	“Treasury digital assets which we believe hold fundamental value and are strategic to our business units.”

The full Shareholder Letter can be accessed on the company’s website at: https://www.thecryptocompany.com

About The Crypto Company (TCC)

The Crypto Company (OTCID:CRCW) is a publicly traded company operating at the intersection of traditional and decentralized finance. TCC operates, builds, acquires, and invests in businesses across crypto, blockchain, AI, and emerging technologies to drive adoption at scale. Through an active Digital Asset Treasury (DAT), TCC holds tokens which it believes represent both financial and strategic value to the Company and its subsidiaries.

Learn more about TCC at: https://www.thecryptocompany.com/

Media Contact

Elizabeth Farwell

Senior Account Executive

Interdependence Public Relations

ElizabethF@interdependence.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, statements regarding the expected closing of the acquisition, the anticipated benefits of the transaction, and other statements that are not historical facts. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements. The Crypto Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.